EXHIBIT 10.1

TERMINATION AND CONSULTING AGREEMENT

This Termination and Consulting Agreement (“Agreement”) is made as of the 17th day of June, 2013 by and between Industrial Services of America, Inc., a Florida corporation located at 7100 Grade Lane, Louisville, Kentucky 40213 (“ISA” or the “Company”) and Brian Donaghy (“Donaghy”).

WHEREAS, Donaghy has served the Company as President and Chief Operating Officer pursuant to an Amended and Restated Executive Employment Agreement dated as of April 1, 2010 (the “Employment Agreement”), with an Initial Term (as such term is defined in the Employment Agreement) ending June 30, 2015;
WHEREAS, in considering various strategic options, on April 1, 2013, the Company entered into a Management Services Agreement with Blue Equity, LLC and began negotiations with a new Chief Executive Officer;
WHEREAS, the Company and Donaghy recognize the importance for ISA to reduce its operating costs and preserve ordinary-course business operations, employee morale and a positive image in the public equity market;
WHEREAS, Donaghy desires to continue to work in the lines of business in which ISA currently operates;
WHEREAS, following the Company's entry into the Management Agreement, the Company and Donaghy entered into a term sheet by which the Company and Donaghy could achieve these goals;
WHEREAS, the Company and Donaghy now desire to formally commemorate their obligations under the term sheet;
NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree to the following terms and conditions:

1.	Termination of Employment Agreement and Release.
The Employment Agreement is hereby terminated, and Donaghy hereby releases the Company on the terms set forth in that certain Release Agreement dated as of the date hereof. Furthermore, the Company hereby releases Donaghy from the non-competition requirement described in Article 3.4 of the Employment Agreement. Donaghy hereby releases the Company from any obligation to pay or continue any compensation or benefits under the Employment Agreement including his Base Salary, Welfare Plan Benefits and all stock compensation provided for in Sections 2.3.2 through 2.3.9. of the Employment Agreement, except as specifically provided in Paragraph 8 of this Agreement.

2.	Consulting Agreement.
Donaghy hereby agrees to provide consulting services to the Company and in this role will be available as needed and as requested by management and the Board of Directors in an effort to remain a resource for existing managers and employees and to assist in maintaining normal-course operations for ISA. Further, Donaghy will work with Company personnel, if and as requested, to preserve and cultivate the Company's business relationship with North American Stainless.

3.	Compensation.
During the Consulting Period (as defined herein) Donaghy will receive a monthly cash consulting fee of $12,500, which will be prorated for any partial month in which Donaghy provides consulting services hereunder.

4.	Consulting Period.
This Agreement will terminate no sooner than six months from the date hereof, and no longer than one year from the date hereof (the “Consulting Period”). Upon completion of the initial six (6) months of the Consulting Period, this Agreement may be terminated by either party upon thirty (30) days' written notice to the other party. For the avoidance of doubt, this Agreement may be terminated upon completion of the initial months (6) by giving proper notice at least 30 days before the completion thereof.

5.	Excluded Relationships.
Except as provided in paragraph 2 above, Donaghy will not solicit or conduct business with any of the Company's ten largest existing commercial relationships in its Ferrous/Nonferrous and Alloys business units, which relationships have been acknowledged by the parties as of the date hereof.

6.	Excluded Employers.
During the Consulting Period, Donaghy agrees not to become an employee of any of Freedom Metals Inc., River Metals Recycling, LLC, Grade A, Blue Alloys, LLC, ELG Metals, Inc. or Cronimet Corporation.

7.	Most Favored Nation Status.
Donaghy has no obligation to give ISA “most favored nation” status with respect to the goods and services Donaghy provides by virtue of his commercial activities.

8.	Welfare Plan Benefits; COBRA.
The Company acknowledges that the Donaghy has the right under COBRA to elect continuation of medical benefits in which he was enrolled at termination of employment with the Company for up to 18 months. The Company hereby agrees to continue to pay the same share of the premium it was paying on the date of his termination of employment for the period Donaghy enrolls for COBRA coverage for each such benefit, until the earlier of (a) the end of the Consulting Period; or (b) the date 12 months after Donaghy's termination of employment with the Company. The Company's continued payment of that portion of the premium shall be consideration for Donaghy's release of all claims against the Company pursuant to the Release Agreement of even date herewith.

9.	Expense Reimbursement.
The Company hereby agrees to reimburse Donaghy for any reasonable business expenses he incurs in connection with his provision of consulting services hereunder (subject to submission of appropriate substantiation in accordance with the rules in place for other executives of the Company).

10.	Independent Contractor Relationship.

a.
The parties agree that during the Consulting Period, Donaghy will be an independent contractor with respect to the performance of his services described under this Agreement, and this Agreement will not be construed to create any association, partnership, joint venture, employee or agency relationship between Donaghy and the Company. The Company shall not direct or exercise control over the manner or means by which consulting services are provided. Donaghy shall have the right to devote his business day and working efforts to such other business and professional opportunities as do not interfere with the rendering of consulting services to the Company or otherwise violate this Agreement.

b.
Donaghy acknowledges that the compensation he receives hereunder shall not be considered "wages" for purposes of income tax withholding, FICA and unemployment taxes. Such compensation shall not be subject to any withholding or deductions provided by local, state or federal law, and any taxes payable thereon shall be the sole responsibility of Donaghy.

c.
Donaghy acknowledges his sole responsibility for any tax liability arising from payments under this Agreement, and agrees to indemnify the Company from any and all liability that may be assessed against the Company for any failure on his part to report and pay taxes on such compensation.

d.
Except as otherwise expressly set forth herein, Donaghy agrees that when performing consulting services for the Company, he will furnish, at its own expense, the equipment, supplies, tools and office space needed to perform the services.

e.	Donaghy agrees to comply with all applicable policies of the Company relating to business conduct and use of the Company's information technology, equipment, networks and other resources.

f.	The parties agree that Donaghy will not have supervisory or management level control over Company employees.

g.
The Parties agree that Donaghy is not and shall not be deemed for any purpose to be an employee, agent, servant or representative of the Company. Donaghy will not have the authority to act for the Company, give instructions or orders on behalf of the Company or make commitments for or on behalf of the Company.

11.	Non-Solicitation of Employees.
During the Consulting Period and for two years thereafter, Donaghy will not, directly or indirectly, (a) solicit for employment or employ (or attempt to solicit for employment or employ), for himself or on behalf of any other person (other than the Company or any of its respective subsidiaries), any officer, director or management-level employee of the Company, or (b) otherwise encourage any such officer, director or management-level employee of the Company to leave his or her employment with the Company, its affiliates or their respective subsidiaries.
12. Miscellaneous.

a.
In the event a breach of any of the terms of this Agreement, as determined by a court of competent jurisdiction, the prevailing party will be entitled, where appropriate, to seek injunctive relief, without limitation, as to any other or future remedies that may be available. The prevailing party will be entitled to recover from the losing party any and all reasonable expenses incurred by the prevailing party in connection with the litigation and the enforcement of the prevailing party's rights hereunder, including but not limited to reasonable attorney's fees. Nothing contained in this paragraph shall prevent the losing party from contesting the equitable proceeding contemplated herein.

b.
Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of any current, prior, or future violation of such provision or any other provision of this Agreement.

c.
In the event that the provisions of this Agreement should ever be deemed by a court having jurisdiction, to exceed the time, geographic, or occupational limitations permitted by the applicable laws, Donaghy and ISA agree that such provisions shall be and are reformed to the maximum time and geographic or occupational limitations permitted by the applicable laws as determined by such court.

d.
Except for reformation of the terms of this Agreement as stated above, if any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

e.	This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

f.	This Agreement shall be governed and interpreted by and in accordance with the laws of the Commonwealth of Kentucky.

g.
This Agreement sets forth the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, understandings and negotiations between the parties concerning the subject matter hereof. Any amendments or exceptions to this Agreement must be in writing signed by Donaghy and an authorized officer of ISA.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

BRIAN DONAGHY	INDUSTRIAL SERVICES OF AMERICA, INC.

___/s/ Brian Donaghy____________        By: ____/s/ Orson Oliver______________
Orson Oliver, Interim CEO and
Interim President

Print name: ___________________        Print name: _______________________

RELEASE

This is a Release (the "Agreement") entered into between Brian Donaghy (“Employee”) and Industrial Services of America, Inc. (collectively, the "Parties"). Employee and the Company desire to resolve fully and finally all claims between them arising out of Employee's employment with the Company. Therefore, in exchange for the mutual promises contained in this Agreement, the Parties agree as follows:

1.    Company Promises, Payments and Benefits

(a)    Termination. Employee's employment with the Company terminated effective June __, 2013.

(b)    Additional Compensation. The Company has agreed as set out in a Termination and Consulting Agreement (the “Consulting Agreement”) of even date herewith to continue to pay the Company's share of premiums for certain health benefit plans as set out in that Consulting Agreement.

(c)    Company Benefit Plans. With regard to Company benefit plans, Employee's rights and responsibilities (other than with regard to Company paid premiums as noted in 1(b) above) are as provided by applicable law, plan provisions and administration, without regard to whether or not Employee accepts this Agreement. So, for example, whatever rights Employee has to retirement plan benefits or continued medical coverage under the Consolidated Omnibus Reconciliation Act (COBRA) are not affected by this Agreement.

2.    Full General Release of All Claims

Employee, for himself and his heirs, executors, administrators and assigns, completely releases and discharges the Company and its owners, officers, shareholders, directors, partners, parent and subsidiary corporations, employees, insurers, professional advisors, predecessors, successors, and assigns, jointly and individually (collectively, the "Releasees") from any and all legal and equitable claims, of any nature whatsoever, whether currently known or unknown to Employee, arising out of events occurring before or on the effective date of this Agreement.  Employee understands that the Company is not seeking this release because it believes that Employee has any valid legal claim against the Releasees.  Instead, the purpose of this release is to provide Employee with assistance in the transition of Employee's employment status, while at the same time protecting the Company from the expense and disruption which are often incurred in defending even a groundless lawsuit.  If Employee elects not to sign this Agreement, the fact that it was offered in the first place is no indication that the Company believed that Employee had been discriminated against or treated unlawfully in any respect.

Claims being released under this Agreement include, but are not limited to, any and all claims against the Releasees arising under any federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions and/or common law(s), from any and all actions, causes of action, lawsuits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses of any and every nature whatsoever, both legal and equitable, whether known or unknown, which are releasable by law and which Employee had, has ever had, now has or may have against the Releasees arising from events occurring before or on the effective date of this Agreement, including, but not limited to, (1) any and all claims which were, or could have been asserted in any lawsuit; (2) any and all claims arising out of Employee's employment by the Company and Employee's separation from that employment; (3) any and all claims of discrimination or retaliation arising under local, state or federal law including, but not limited to, Title VII of the Civil Rights Act of 1964,  42 U.S.C. §§ 2000e et seq.;  42 U.S.C. §§ 1981, 1981A, 1983 and 1985; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Federal Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 301, et seq., Executive Order 11246, each, as amended, and all other such similar statutes, city or county ordinances or resolutions and applicable state anti-discrimination laws; (4) any and all tort claims including, but not limited to, claims of wrongful termination, constructive discharge, defamation, invasion of privacy, interference with contract, interference with prospective economic advantage and intentional or negligent infliction of emotional distress and outrage; (5) any and all contract claims whether express or implied; (6) any and all claims for unpaid wages, benefits or entitlements asserted under the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq. or

under applicable state wages and hours laws; (7) any and all claims for unpaid benefits or entitlements asserted under any Company plan, policy, benefits offering or program except as otherwise required by law or preserved in this Agreement; (8) any and all claims under applicable state workers' compensation laws; (9) any and all claims for attorneys' fees, interest, costs, injunctive relief or reinstatement to which Employee is, claims to be or may be, entitled; and (10) any claims under any written, unwritten or implied employment contract or agreement other than this Agreement.

3.    Agreement Not to Sue

By signing this Agreement, Employee promises never to file or pursue, or enable another to file or pursue on his behalf, a claim, lawsuit or any other complaint or charge asserting any of the claims, lawsuits, complaints or charges that are dealt with in this Agreement. Employee represents and warrants that, as of the date of this Agreement, Employee is unaware of (1) any wages (as that term is defined by Kentucky law) which are owed to Employee and which have not been paid, including but not limited to any overtime pay, any employment benefits and any paid time off; (2) any present injury or illness which is work-related; and (3) any request for leave under the Family and Medical Leave Act which was denied or any action which was taken by the Company because of Employee's assertion of rights, if any, under the Family and Medical Leave Act.

4.    Advice; Voluntary Agreement; Right to Revoke

Employee acknowledges that he has been advised to consult an attorney of his choice regarding the terms of this Agreement.  Employee acknowledges that the consideration offered in this Agreement is consideration to which he is not otherwise entitled and that it is adequate consideration for the release and other covenants herein. Employee also acknowledges that he had up to 21 days from Employee's receipt of this Agreement in which to consider its' terms and conditions and to execute it.  The terms offered in this Agreement are available to be accepted by the Employee by signing and delivering to the Company a copy of this Agreement at any time on or before July __, 2013.  After signing the Agreement, Employee will also have seven (7) days within which Employee can change his mind and revoke the Agreement by notifying the Chair of the Board of Directors of the Company, in writing, of Employee's revocation. However, in the event Employee revokes this Agreement, all terms and conditions of the Agreement, including the Company's duty to continue payment of health plan premiums, shall become void and of no effect.

5.    No Wrongdoing by the Employee or the Company

It is understood and agreed that nothing in this Agreement, nor the fact of settlement, constitutes an admission of any liability, violation of law or wrongdoing of any kind or nature whatsoever on the part of either the Company or Employee. Employee represents and warrants that Employee is not aware of any unreported violations of law or other unlawful behavior.

6.    Enforcement of the Release

It is understood and agreed that no release, waiver or other promise set forth in the Agreement shall be construed to prohibit either the Company or Employee from enforcing the terms of this Agreement in a court of competent jurisdiction. No failure or delay on the part of any party exercising any power or right under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any such right or power shall preclude any other or further exercise thereof, or the exercise of any other right or power under this Agreement.

7.    Entire Agreement

The Parties agree that this Agreement sets forth the entire agreement between the Parties relating to the subject matter herein and fully supersedes any and all prior and contemporaneous oral and written agreements or understandings between them which are not specifically incorporated herein. The Company has made no promises to Employee other than those set forth in this Agreement.  This Agreement may be amended or superseded only by a subsequent writing, executed by the party against whom enforcement is sought.

8.    Cooperation

Employee agrees to cooperate fully with the Company, its attorneys and representatives, in any litigation or administrative proceeding which the Company prosecutes or must defend in the future, and Employee agrees not to cooperate with or provide information, documents, or statements to any party adverse to the Releasees, or their attorneys or representatives, in any such litigation or administrative proceeding, or in contemplation of any litigation or administrative proceeding, provided that nothing in this paragraph will prevent Employee from providing truthful answers, under oath, in response to a subpoena from any judicial or governmental authority.  In the event that Employee receives a subpoena, or other oral or written request, formal or informal, to provide information or documents from or about the Releases, Employee agrees to immediately notify the Company and to cooperate with the Company in compliance with the duties described in this paragraph.

9.    Confidential Information

Employee agrees to keep confidential this Agreement and any and all information, not known by the general public, which Employee has learned through Employee's employment with the Company.

BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, CONSISTING OF 4 PAGES; THAT IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS; THAT HE UNDERSTANDS THE AGREEMENT; AND THAT HE IS ENTERING INTO IT VOLUNTARILY.

ACCEPTED AND AGREED, and intending to be legally bound hereby, the Parties have executed the foregoing Release on the dates indicated below, after a complete reading and understanding of its meaning.

BRIAN DONAGHY	INDUSTRIAL SERVICES OF AMERICA, INC.

__/s/ Brian Donaghy___________        By: __/s/ Orson Oliver______________________
Orson Oliver, Interim CEO and
Interim President

Date: __________________         Date: _______________________